Exhibit 99.1

August 3, 2011

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

•	Consolidated revenue of $168.1 million
•	Adjusted EBITDA of $54.9 million
•	Net loss of $2.0 million or $(0.04) per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its second quarter 2011 results with revenues increasing to $168.1 million over revenues of $162.3 million in the second quarter of 2010. Adjusted EBITDA decreased $2.4 million or 4.2 percent from the second quarter of 2010 EBITDA of $57.4 million. Adjusted EBITDA for the second quarter of 2011 increased $0.6 million after excluding the benefit of $3 million in net adjustments to EBITDA reflected in the second quarter of 2010. The 2010 adjustments were related to a change in USF estimates and a contract reserve adjustment for a large customer.

GCI’s second quarter 2011 net loss totaled $2.0 million or loss per diluted share of $(0.04) and compares to net income of $1.9 million, or earnings per diluted share of $0.04 for the same period of 2010. GCI‘s second quarter net loss is primarily related to a $9.1 million loss on debt extinguishment related to the refinancing of the company’s $320 million Senior Notes due 2014 that were replaced with a new issue due 2021.

Second quarter of 2011 revenues increased 2.0 percent or $3.3 million over first quarter of 2011 revenues. Adjusted EBITDA increased 3.0 percent or $1.6 million over the first quarter of 2011 Adjusted EBITDA.

“GCI’s results for the second quarter were flat as a result of soft consumer metrics.” said GCI president Ron Duncan. “Consumer growth was adversely affected by a large troop deployment from Fort Wainwright in Fairbanks, a billing clean-up and delays in the implementation of new systems and products. Most of those issues are behind us now and we expect to return to more normal consumer growth patterns in the second half of the year. Presently we expect results for the full year to be within the range of our guidance.

“We are on track with our important TERRA project and anticipate that it will be completed this year. We also continued to make strong progress on our stock repurchase program by retiring more than $14 million worth of stock in the second quarter.

GCI previously provided guidance on revenues of $685 million to $700 million and adjusted EBITDA of $233 million to $238 million for the year 2011.

Highlights
•
GCI repurchased 1,233,067 shares of its Class A common stock in the second quarter of 2011 at an average price per share of $11.44. GCI is authorized to repurchase $114.4 million of its common equity depending on company performance, market conditions, and liquidity, and subject to board oversight. At the end of the second quarter of 2011 GCI had approximately 45.7 million shares outstanding.

•	GCI is the second largest wireless provider in Alaska with 141,000 wireless subscribers at the end of the quarter, an increase of 800 subscribers over the end of the first quarter of 2011.

•
Consumer revenues for the second quarter of 2011 totaled $88.6 million, an increase of 1.6 percent over the second quarter of 2010. Consumer revenues for the second quarter of 2010 benefited from a $4.1 million USF estimate change. Excluding the estimate change for the prior year, consumer revenues increased $5.5 million or 6.6 percent over 2010. Revenue increases were in the video, data and wireless product lines during the second quarter of 2011.

•
Commercial revenues increased $2.1 million to $34.2 million as compared to $32.1 million in the second quarter of 2010 and increased $2.4 million over $31.8 million in the first quarter of 2011. Commercial revenues for the second quarter of 2010 were favorably impacted by a $0.6 million USF estimate change. The increase in revenues was primarily due to an increase in data service revenues, mostly from the oil sector.

•
Managed Broadband revenues increased $4.3 million or 40.9 percent over the second quarter of 2010 and increased $0.6 million or 4.6 percent over the first quarter of 2011. The second quarter of 2010 reflected a $1.7 million contract reserve adjustment. Excluding the contract reserve adjustment, managed broadband revenues increased $2.6 million or 21.1 percent over the prior year.

•
GCI had 142,400 access lines at the end of the second quarter of 2011, representing an estimated 36 percent share of the total access line market in Alaska. Access lines decreased by 2,900 lines from the first quarter of 2011.

•
GCI’s facilities-based access lines totaled 112,300, representing 78.9 percent of its total access lines at the end of the second quarter of 2011. Reported facilities based access lines decreased 2,000 lines from the first quarter of 2011. The decrease in lines is primarily due to a large troop deployment from Ft. Wainwright, located near Fairbanks.

•
GCI had 116,400 consumer and commercial cable modem customers at the end of the second quarter of 2011, a decrease of 1,600 from the 118,000 cable modem customers at the end of the first quarter 2011. The decrease in customers is primarily due to the troop deployment in Fairbanks. Average monthly revenue per cable modem for the second quarter of 2011 was $53.85, an increase of 15.3 percent over the $46.69 figure posted for the prior year and 3.1 percent from the $52.21 figure posted for the first quarter of 2011.

Consumer
Consumer revenues increased 1.6 percent to $88.6 million as compared to $87.1 million in the second quarter of 2010 and were level with the first quarter of 2011. Consumer revenues for the second quarter of 2010 benefited from a $4.1 million in USF estimate change. Excluding the estimate change for the prior year, consumer revenues increased $5.5 million or 6.6 percent over 2010. Video, data and wireless revenue growth continue to drive financial results in the consumer business.

Consumer customer metrics for the quarter were directly impacted by the deployment of more than 4,000 troops from Fort Wainwright in Fairbanks. GCI estimates the deployment resulted in a reduction of approximately 1,100 wired access lines, 1,000 basic video subscribers, 1,200 cable modems and more than 300 wireless subscribers.

Consumer voice revenues of $13.6 million, as expected, were lower when compared to the second quarter of 2010 and were steady with the first quarter of 2011. Consumer voice revenues for the second quarter of 2010 were favorably impacted by $1.2 million of the total $4.1 million USF estimate change. Consumer local access lines in service at the end of the second quarter of 2011 totaled 82,300, a decrease of 2,800 lines from the second quarter of 2010 and the first quarter of 2011.  The decrease in access lines, in part, is a result of customers discontinuing wire line service and relying solely on wireless devices. While GCI has consistently grown share in the wire line market, that share growth is no longer sufficient to offset the decreasing overall size of the wire line access market. The troop deployment also contributed to the decrease in local access lines as local service is often bundled with video and internet service.

GCI serves 75,900 consumer access lines on its own facilities, a decrease of 1,200 and 2,100 lines from the second quarter of 2010 and the first quarter of 2011, respectively. More than 92 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $29.5 million increased 0.7 percent over the second quarter of 2010 and decreased 2.6 percent from the first quarter of 2011. The increase over the prior year is largely due to increases in video subscribers renting high definition/digital video recorder converters. Consumer basic video subscribers totaled 126,900 at the end of the second quarter of 2011, a decrease of 4,300 subscribers from the second quarter of 2010 and 3,300 subscribers from the first quarter of 2011. The decrease in subscribers from the prior year is primarily due to the troop deployment. The sequential decrease in subscribers is primarily due to the troop deployment and seasonality.

Consumer data revenues of $17.3 million increased 18.1 percent over the second quarter of 2010 and were steady with the first quarter of 2011. The increase in consumer data revenues over the prior year is due to an increase in cable modem customers and increasing average monthly usage per cable modem. GCI added 1,900 consumer cable modem customers over the second quarter of 2010 and cable modem customer counts decreased by 1,800 on a sequential basis. The sequential decrease in cable modems is primarily due to the troop deployment.

Consumer wireless revenues of $28.1 million for the second quarter of 2011 were steady with the second quarter of 2010 and increased 1.8 percent over the first quarter of 2011. Consumer wireless revenues for the second quarter of 2010 were favorably impacted by a $2.9 million USF estimate change. Excluding the USF estimate change, consumer wireless revenue increased $3.1 million or 12.4 percent over the prior year. Consumer has added 7,400 wireless customers over the end of the second quarter a year ago, an increase of 6.2 percent. Consumer wireless customers decreased by 100 lines as compared to the end of the first quarter of 2011. Sequential wireless net additions were unfavorably impacted by the troop deployment and the implementation of a new policy for wireless lifeline customers.

Network Access
Network access revenues decreased 7.2 percent to $25.2 million as compared to $27.1 million in the second quarter of 2010 and were steady with the first quarter of 2011.

Voice revenues, as expected, decreased 24.2 percent to $5.4 million from the prior year and 15.9 percent from the first quarter of 2011. The decrease in voice revenues is primarily due to the continued decrease in the wired voice market as a result of wireless and data substitution. Long distance minutes decreased 6.9 percent from the prior year and decreased 1.7 percent from the first quarter of 2011.

Data revenues were down 5.1 percent compared to the second quarter of 2010 and were steady with the first quarter of 2011. The decrease in data revenues is primarily attributable to lower rates resulting from the extension of national pricing schedules into the Alaska market and the continuing shift to IP-based transport.

Wireless revenues, primarily related to roaming traffic, increased 14.0 percent to $4.7 million over the prior year and 28.2 percent sequentially. The increase in revenues is primarily due to seasonality.

Commercial
Commercial revenues increased $2.1 million to $34.2 million as compared to $32.1 million in the second quarter of 2010 and increased $2.4 million over $31.8 million in the first quarter of 2011. Commercial revenues for the second quarter of 2010 were favorably impacted by a $0.6 million USF estimate change. The increase in revenues for the quarter was primarily due to an increase in data service revenues, mostly from the oil sector.

Voice revenues for the second quarter of 2011 decreased 13.1 percent or $1.1 million when compared to the second quarter of 2010 and were relatively steady when compared with the first quarter of 2011. Voice revenues for the second quarter decreased 8.8 percent or $0.7 million, excluding an $0.4 million USF estimate change in the second quarter of 2010. Long distance minutes decreased 4.7 percent from the prior year and decreased 1.0 percent from the first quarter of 2011. Local access lines at the end of the second quarter of 2011 increased by 400 lines sequentially. Local access lines served entirely on GCI’s facilities increased by 5,000 lines when compared to the prior year and increased by 400 over the first quarter of 2011. The increase in lines over the prior year is primarily due to the correction of a classification error in calculating the number of lines on our facilities.

Commercial video revenues increased $0.3 million over the prior year and $0.1 million sequentially. Commercial video subscribers total 20,300 at the end of the second quarter of 2011 and were unchanged when compared to the end of the prior year. Commercial video subscribers at the end of the second quarter increased by 3,100 subscribers over the first quarter of 2011. The sequential increase in basic subscribers is primarily attributed to the seasonal increase in hotel subscribers.

Commercial data service revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $10.0 million increased by $1.1 million as compared to the second quarter of 2010 and time and material charges for support activities increased by $1.6 million to $11.5 million for the second quarter of 2011 as a result of increased activity primarily in the oil sector. Commercial data service revenues were $21.5 million in the second quarter of 2011, an increase of $2.7 million from the second quarter of 2010 and $2.4 million from the first quarter of 2011.

Commercial wireless revenues totaled $2.4 million for the second quarter of 2011 and increased 12.5 percent or $0.3 million from the second quarter of 2010 and were steady with the first quarter of 2011. Wireless revenues for the second quarter increased 24.0 percent or $0.5 million excluding a $0.2 million USF estimate change in the second quarter of 2010. GCI had 14,600 Commercial wireless subscribers at the end of the second quarter of 2011, an increase of 2,400 subscribers over the prior year and 900 subscribers sequentially.

Managed Broadband
Managed broadband revenues increased $4.3 million or 40.9 percent over the second quarter of 2010 and increased $0.6 million or 4.6 percent over the first quarter of 2011. The second quarter of 2010 reflected a $1.7 million contract reserve adjustment. Excluding the contract reserve adjustment, managed broadband revenues increased $2.6 million or 21.1 percent over the prior year.

Regulated Operations
Regulated operations revenues totaled $5.5 million in the second quarter of 2011 and were steady when compared to the second quarter of 2010 and the first quarter of 2011. Regulated operations had 9,400 local access lines at the end of the second quarter of 2011, a decrease of 1,200 lines from the second quarter of 2010 and a decrease of 400 lines from the first quarter of 2011.

Other Items
SG&A expenses for the second quarter of 2011 totaled $57.7 million, an increase of 5.5 percent as compared to $54.7 million for the second quarter of 2010. The increase is due to increases in health care, labor and related benefits and contract services offset in part by a decrease in success sharing costs. As a percentage of revenues, SG&A expenses are steady at 34 percent in the second quarter of 2011 as compared to the prior year. SG&A expenses for the second quarter decreased $1.2 million from the first quarter of 2011. The decrease is primarily related to a reduction in success sharing costs.

GCI’s second quarter 2011 capital expenditures totaled $45.6 million as compared to $27.1 million in the second quarter of 2010 and $28.3 million in the first quarter of 2011. The second quarter 2011 capital expenditures include $19.3 million related to the TERRA-SW project and compares to $16.0 million spent in the first quarter of 2011. GCI has received RUS loan and grant funds totaling $5.7 million for the year.

GCI refinanced the company’s $320 million face value, 7.25 percent 2014 senior notes replacing them with a new issue due 2021 with a $325 million face value, 6.75 percent. In addition, GCI added two $25 million term loans to its senior credit facilities, one of which closed prior to the end of second quarter, the second add-on term loan closed July 22, 2011. The bond refinancing added no net new cash to the company and the add-on term loan proceeds were used to repay a portion of the outstandings on the company’s $75 million revolving credit facility and for other general corporate purposes, including the funding of GCI’s core capital expenditures.

GCI will hold a conference call to discuss the quarter’s results on Thursday, August 4, 2011 beginning at 2 p.m. (Eastern). To access the briefing on August 4, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 800-779-1626 (International callers should dial 1-517-623-4003) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 800-677-6119, access code 7461 (International callers should dial 203-369-3700.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	June 30,	December 31,
Assets	2011	2010

Current assets:
Cash and cash equivalents	$25,869	33,070

Receivables	155,632	132,856
Less allowance for doubtful receivables	7,530	9,189
Net receivables	148,102	123,667

Deferred income taxes	10,145	10,145
Prepaid expenses	9,141	5,950
Inventories	6,523	5,804
Other current assets	3,734	3,940
Total current assets	203,514	182,576

Property and equipment in service, net of depreciation	766,051	798,278
Construction in progress	77,549	31,144
Net property and equipment	843,600	829,422

Cable certificates	191,635	191,635
Goodwill	73,932	73,932
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	16,435	17,717
Deferred loan and senior notes costs, net of amortization	13,418	13,661
Other assets	16,333	16,850
Total other assets	337,720	339,762
Total assets	$1,384,834	1,351,760

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	June 30,	December 31,
Liabilities and Stockholders' Equity	2011	2010

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$7,693	7,652
Accounts payable	39,496	35,589
Deferred revenue	18,160	17,296
Accrued payroll and payroll related obligations	20,792	22,132
Accrued interest	7,326	13,456
Accrued liabilities	12,910	12,557
Subscriber deposits	1,222	1,271
Total current liabilities	107,599	109,953

Long-term debt, net	830,595	779,201
Obligations under capital leases, excluding current maturities	81,433	84,144
Obligation under capital lease due to related party	1,890	1,885
Deferred income taxes	101,845	102,401
Long-term deferred revenue	56,645	49,175
Other liabilities	22,921	24,495
Total liabilities	1,202,928	1,151,254

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 42,762 and 44,213 shares at June 30, 2011 and December 31, 2010, respectively; outstanding 42,508 and 43,958 shares at June 30, 2011 and December 31, 2010, respectively	48,796	69,396

Class B. Authorized 10,000 shares; issued and outstanding 3,176 and 3,178 shares at June 30, 2011 and December 31, 2010, respectively; convertible on a share-per-share basis into Class A common stock	2,683	2,677

Less cost of 254 and 255 Class A common shares held in treasury at June 30, 2011 and December 31, 2010, respectively	(2,240)	(2,249)

Paid-in capital	39,532	37,075
Retained earnings	93,135	93,607
Total stockholders' equity	181,906	200,506

Total liabilities and stockholders' equity	$1,384,834	1,351,760

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010

Revenues	$168,089	162,326	332,866	314,745

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	57,314	51,754	111,070	100,661
Selling, general and administrative expenses	57,697	54,704	116,590	107,961
Depreciation and amortization expense	30,632	30,820	62,352	61,946
Operating income	22,446	25,048	42,854	44,177

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(17,294)	(17,729)	(34,746)	(35,409)
Loss on extinguishment of debt	(9,111)	-	(9,111)	-
Interest income	4	76	8	137
Other	(9)	-	(33)	-
Other expense, net	(26,410)	(17,653)	(43,882)	(35,272)

Income (loss) before income tax (expense) benefit	(3,964)	7,395	(1,028)	8,905

Income tax (expense) benefit	2,007	(5,465)	556	(5,301)

Net income (loss)	$(1,957)	1,930	(472)	3,604

Basic net income (loss) per Class A common share	$(0.04)	0.04	(0.01)	0.07

Basic net income (loss) per Class B common share	$(0.04)	0.04	(0.01)	0.07

Diluted net income (loss) per Class A common share	$(0.04)	0.04	(0.01)	0.07

Diluted net income (loss) per Class B common share	$(0.04)	0.04	(0.01)	0.07

Common shares used to calculate Class A basic EPS	43,098	51,489	43,536	51,534

Common shares used to calculate Class A diluted EPS	46,276	54,745	46,714	54,786

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2011						Second Quarter 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,625	5,441	7,340	-	5,529	31,935	$15,254	7,176	8,448	-	5,607	36,485
Video	29,546	-	2,936	-	-	32,482	29,352	-	2,639	-	-	31,991
Data	17,257	15,023	21,518	14,639	-	68,437	14,608	15,823	18,831	10,387	-	59,649
Wireless	28,126	4,687	2,422	-	-	35,235	27,935	4,113	2,153	-	-	34,201
Total	88,554	25,151	34,216	14,639	5,529	168,089	87,149	27,112	32,071	10,387	5,607	162,326

Cost of goods sold	28,011	6,576	16,932	4,580	1,215	57,314	26,192	6,379	15,097	3,160	926	51,754

Contribution	60,543	18,575	17,284	10,059	4,314	110,775	60,957	20,733	16,974	7,227	4,681	110,572

Less SG&A	33,288	6,570	10,233	4,513	3,093	57,697	30,445	7,897	9,179	4,219	2,964	54,704
Less other	-	-	-	9	-	9	-	-	-	-	-	-
EBITDA	27,255	12,005	7,051	5,537	1,221	53,069	30,512	12,836	7,795	3,008	1,717	55,868

Add share-based compensation	894	301	319	156	-	1,670	825	390	273	155	-	1,643
Add accretion	109	38	31	16	-	194	-	-	-	-	-	-
Add other	-	-	-	-	-	-	(82)	(39)	(24)	(15)	-	(160)
Adjusted EBITDA	$28,258	12,344	7,401	5,709	1,221	54,933	$31,255	13,187	8,044	3,148	1,717	57,351

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Second Quarter 2011						First Quarter 2011
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,625	5,441	7,340	-	5,529	31,935	$13,752	6,470	7,573	-	5,439	33,234
Video	29,546	-	2,936	-	-	32,482	30,339	-	2,840	-	-	33,179
Data	17,257	15,023	21,518	14,639	-	68,437	16,701	14,972	19,095	13,995	-	64,763
Wireless	28,126	4,687	2,422	-	-	35,235	27,625	3,655	2,321	-	-	33,601
Total	88,554	25,151	34,216	14,639	5,529	168,089	88,417	25,097	31,829	13,995	5,439	164,777

Cost of goods sold	28,011	6,576	16,932	4,580	1,215	57,314	27,308	6,665	14,866	3,914	1,003	53,756

Contribution	60,543	18,575	17,284	10,059	4,314	110,775	61,109	18,432	16,963	10,081	4,436	111,021

Less SG&A	33,288	6,570	10,233	4,513	3,093	57,697	33,375	6,778	10,537	4,467	3,736	58,893
Less other	-	-	-	9	-	9	-	-	-	24	-	24
EBITDA	27,255	12,005	7,051	5,537	1,221	53,069	27,734	11,654	6,426	5,590	700	52,104

Add share-based compensation	894	301	319	156	-	1,670	619	212	224	115	-	1,170
Add accretion	109	38	31	16	-	194	41	14	12	6	-	72
Adjusted EBITDA	$28,258	12,344	7,401	5,709	1,221	54,933	$28,393	11,880	6,662	5,711	700	53,346

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	Six Months Ended June 30, 2011						Six Months Ended June 30, 2010
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$27,377	11,911	14,913	-	10,968	65,169	$29,110	13,835	16,291	-	11,667	70,903
Video	59,885	-	5,776	-	-	65,661	58,376	-	4,956	-	-	63,332
Data	33,958	29,995	40,613	28,634	-	133,200	28,734	32,152	34,333	22,472	-	117,691
Wireless	55,751	8,342	4,743	-	-	68,836	51,297	7,308	4,214	-	-	62,819
Total	176,971	50,248	66,045	28,634	10,968	332,866	167,517	53,295	59,794	22,472	11,667	314,745

Cost of goods sold	55,319	13,241	31,798	8,494	2,218	111,070	51,825	12,907	27,468	6,378	2,083	100,661

Contribution	121,652	37,007	34,247	20,140	8,750	221,796	115,692	40,388	32,326	16,094	9,584	214,084

Less SG&A	66,664	13,348	20,769	8,980	6,829	116,590	59,611	15,741	18,324	8,261	6,024	107,961
Less other	-	-	-	33	-	33	-	-	-	-	-	-
EBITDA	54,988	23,659	13,478	11,127	1,921	105,173	56,081	24,647	14,002	7,833	3,560	106,123

Add share-based compensation	1,514	514	542	270	-	2,840	1,208	570	423	245	-	2,446
Add accretion	149	51	43	23	-	266	-	-	-	-	-	-
Add other	-	-	-	-	-	-	(82)	(39)	(24)	(15)	-	(160)
Adjusted EBITDA	$56,651	24,224	14,063	11,420	1,921	108,279	$57,207	25,178	14,401	8,063	3,560	108,409

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				June 30, 2011		June 30, 2011
				as compared to		as compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2011	2010	2011	2010	2011	2010	2011
Consumer
Voice
Long-distance subscribers	84,600	90,200	87,900	(5,600)	(3,300)	-6.2%	-3.8%
Total local access lines in service	82,300	85,100	85,100	(2,800)	(2,800)	-3.3%	-3.3%
Local access lines in service on GCI facilities	75,900	77,100	78,000	(1,200)	(2,100)	-1.6%	-2.7%

Video
Basic subscribers	126,900	131,200	130,200	(4,300)	(3,300)	-3.3%	-2.5%
Digital programming tier subscribers	77,400	80,600	81,600	(3,200)	(4,200)	-4.0%	-5.1%
HD/DVR converter boxes	87,700	86,500	89,300	1,200	(1,600)	1.4%	-1.8%
Homes passed	239,000	234,700	239,000	4,300	-	1.8%	0.0%

Data
Cable modem subscribers	105,400	103,500	107,200	1,900	(1,800)	1.8%	-1.7%

Wireless
Wireless lines in service	126,400	119,000	126,500	7,400	(100)	6.2%	-0.1%

Network Access Services
Data:
Total ISP access lines in service	1,600	1,700	1,700	(100)	(100)	-5.9%	-5.9%
Total ISP access lines in service on GCI facilities	1,400	1,400	1,300

Commercial
Voice:
Long-distance subscribers	9,100	9,400	9,100	(300)	-	-3.2%	0.0%
Total local access lines in service	49,100	48,000	48,700	1,100	400	2.3%	0.8%
Local access lines in service on GCI facilities	25,600	20,600	25,200	5,000	400	24.3%	1.6%

Video
Hotels and mini-headend subscribers	18,300	18,500	15,200	(200)	3,100	-1.1%	20.4%
Basic subscribers	2,000	1,800	2,000	200	-	11.1%	0.0%
Total basic subscribers	20,300	20,300	17,200	-	3,100	0.0%	18.0%

Data
Cable modem subscribers	11,000	10,800	10,800	200	200	1.9%	1.9%

Wireless
Wireless lines in service	14,600	12,200	13,700	2,400	900	19.7%	6.6%

Regulated Operations
Voice:
Total local access lines in service	9,400	10,600	9,800	(1,200)	(400)	-11.3%	-4.1%

				June 30, 2011		June 30, 2011
	Three Months Ended			as Compared to		as Compared to
	June 30,	June 30,	March 31,	June 30,	March 31,	June 30,	March 31,
	2011	2010	2011	2010	2011	2010	2011
Consumer
Voice
Long-distance minutes carried (in millions)	23.2	26.7	24.4	(3.5)	(1.2)	-13.1%	-4.9%

Video
Average monthly gross revenue per subscriber	$76.47	$74.54	$77.60	$1.93	$(1.13)	2.6%	-1.5%

Wireless
Average monthly gross revenue per subscriber	$70.52	$75.07	$69.46	$(4.55)	$1.06	-6.1%	1.5%

Network Access Services
Voice
Long-distance minutes carried (in millions)	187.5	201.3	190.7	(13.8)	(3.2)	-6.9%	-1.7%

Commercial
Voice:
Long-distance minutes carried (in millions)	28.0	29.4	28.3	(1.4)	(0.3)	-4.8%	-1.1%

Total
Long-distance minutes carried (in millions)	238.7	257.4	243.4	(18.7)	(4.7)	-7.3%	-1.9%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	June 30, 2011	June 30, 2010	March 31, 2011
Net income (loss)	$(2.0)	1.9	1.5
Income tax expense (benefit)	(2.0)	5.5	1.4
Income (loss) before income tax expense (benefit)	(4.0)	7.4	2.9

Other expense:
Interest expense (including amortization of deferred loan fees)	17.3	17.8	17.5
Interest income	---	(0.1)	---
Loss on extinguishment of debt	9.1	---	---
Other expense, net	26.4	17.7	17.5

Operating income	22.4	25.1	20.4
Depreciation and amortization expense	30.6	30.8	31.7

EBITDA (Note 2)	53.0	55.9	52.1
Share-based compensation	1.7	1.6	1.1
Accretion	0.2	---	0.1
Non-cash contribution adjustment	---	(0.1)	---
Adjusted EBITDA (Note 1)	$54.9	57.4	53.3

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Six Months Ended
	June 30, 2011	June 30, 2010
Net income (loss)	$(0.5)	3.6
Income tax expense (benefit)	(0.5)	5.3
Income (loss) before income tax expense (benefit)	(1.0)	8.9

Other (income) expense:
Interest expense (including amortization of deferred loan fees)	34.8	35.4
Interest income	---	(0.1)
Loss on extinguishment of debt	9.1	---
Other expense, net	43.9	35.3

Operating income	42.9	44.2
Depreciation and amortization expense	62.3	61.9

EBITDA (Note 2)	105.2	106.1
Share-based compensation	2.8	2.4
Accretion	0.3	---
Non-cash contribution adjustment	---	(0.1)
Adjusted EBITDA (Note 1)	$108.3	108.4

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and accretion expense.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest Income, Income Tax Expense, and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.